Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Mackaness
Chief Financial Officer
650 940-4700

August 5, 2010

Mountain View, California

IRIDEX Reports Second Quarter 2010 Financial Results

•	Sixth consecutive quarter of operating income

•	Cash flow positive from operations

•	Net income of $0.8 million or $0.08 per diluted share

IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the second quarter ended July 3, 2010.

For the second quarter ended July 3, 2010, IRIDEX reported revenue of $9.9 million compared to $10.5 million for the comparable quarter of the previous year. Net income was $0.8 million, or $0.08 per diluted share, for the second quarter of 2010, compared with net income of $1.2 million, or $0.12 per diluted share for the second quarter of 2009. For the six months ended July 3, 2010, the Company reported revenue of $20.6 million and net income of $1.3 million, or $0.13 per diluted share, compared to $21.2 million and net income of $1.4 million, or $0.14 per diluted share for the six months ended July 4, 2009.

“Our second quarter performance was mixed. Excluding OEM revenue our Ophthalmology business was up from $7.2 million in the second quarter of 2009 to $7.4 million this quarter driven by strong international sales. We saw good sales of our IQ 577 Laser System with demand increasing and we launched our IQ 532 Laser System,” stated Mr. Theodore A. Boutacoff, President and CEO.

“This was our sixth successive quarter of operating income and we continued to generate positive cash flows from operations, which given our weaker than anticipated revenues illustrates the progress we have made in creating an efficient business operation. The main weakness in our revenues came from our international Aesthetics sales as a consequence of the European economic crisis. International Aesthetics sales for the second quarter 2010 were $0.7 million lower than in the second quarter of 2009.”

“A highlight in the quarter was closing the RetinaLabs acquisition and subsequent to the quarter end, we were granted a patent for our Adjustable Laser Probe, both significant steps to help grow our consumables revenues and in the execution of our stated growth strategy, which is a combination of organic initiatives and accretive acquisitions.”

“Looking forward, sales in some segments of the market are historically lighter during the summer months; therefore we anticipate third quarter revenue to be between $10.0 million to $10.2 million, gross margins between 45% to 48% and operating expenses between $4.3 million and $4.5 million.”

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, August 5, 2010 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (877) 941-1466 (U.S.) or (480) 629-9678 (International) and quoting Conference ID 4336037, or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Thursday, August 5, 2010 through Thursday, August 12, 2010 by dialing (800) 406-7325 (U.S.) or (303) 590-3030 (International) and entering Access Code 4336037. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems and delivery devices. We provide solutions for multiple specialties, including ophthalmology, dermatology and otolaryngology. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 100 independent distributors into 107 countries. For further information, visit the Company’s website at http://www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s third quarter revenue, gross margins, operating expenses as well as the effect of its acquisition of RetinaLabs and the issuance of a patent on its Adjustable Laser Probe on its consumables revenue. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 2, 2010 and our Quarterly Report on Form 10-Q for the first quarter ended April 3, 2010, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Revenues	$9,890	$10,513	$20,648	$21,249
Cost of revenues	5,354	5,684	10,887	11,372

Gross profit	4,536	4,829	9,761	9,877

Operating expenses:
Research and development	966	906	1,993	1,747
Sales and marketing	2,327	2,211	4,665	4,562
General and administrative	1,108	1,313	2,365	2,806

Total operating expenses	4,401	4,430	9,023	9,115

Income from operations	135	399	738	762
Legal settlement	800	800	800	800
Interest and other income (expense), net	(50)	6	(112)	(133)

Income before income taxes	885	1,205	1,426	1,429
Provision for income taxes	71	7	127	7

Net income	$814	$1,198	$1,299	$1,422

Net income per share - basic	$0.09	$0.13	$0.15	$0.16

Net income per share - diluted	$0.08	$0.12	$0.13	$0.14

Shares used in computing net income per share - basic	8,965	8,844	8,907	8,835

Shares used in computing net income per share - diluted	10,197	10,107	10,094	9,966

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	July 3, 2010	January 2, 2010
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$7,000	$9,378
Accounts receivable, net	6,616	7,482
Inventories, net	9,479	8,999
Prepaids and other current assets	552	470

Total current assets	23,647	26,329
Property and equipment, net	386	486
Other long-term assets	250	323
Other intangible assets, net	1,892	1,153
Goodwill	473	—

Total assets	$26,648	$28,291

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,013	$1,872
Bank line of credit	—	3,520
Accrued compensation	1,691	2,171
Accrued expenses	1,584	1,983
Accrued warranty	1,150	1,165
Deferred revenue	2,266	2,405

Total current liabilities	8,704	13,116

Long Term Liabilities:
Other long-term liabilities	573	149

Total liabilities	9,277	13,265

Stockholders’ Equity:
Convertible preferred stock	5	5
Common Stock	89	89
Additional paid-in capital	40,859	39,820
Accumulated other comprehensive loss	(205)	(212)
Treasury stock, at cost	(430)	(430)
Accumulated deficit	(22,947)	(24,246)

Total stockholders’ equity	17,371	15,026

Total liabilities and stockholders’ equity	$26,648	$28,291